Filed pursuant to Rule 433
Dated January 13, 2011
Registration Statement Nos. 333-167844
333-167844-01
Free Writing Prospectus
(To Preliminary Prospectus Supplement dated January 13, 2011 and Prospectus dated December 22, 2010)

TERM SHEETS

Lloyds TSB Bank plc

$2,250,000,000 4.875% Notes due 2016

$2,500,000,000 6.375% Notes due 2021

Fully and unconditionally guaranteed by
Lloyds Banking Group plc

$2,250,000,000 4.875% Notes due 2016:

Issuer:	Lloyds TSB Bank plc

Guarantor:	Lloyds Banking Group plc

Format/Ranking:	SEC Registered Global Notes – Fixed Rate Senior Unsecured

Principal Amount:	$2,250,000,000

Pricing Date:	January 13, 2011

Expected Settlement Date:	January 21, 2011 (T+5)

Maturity Date:	January 21, 2016

Coupon:	4.875%

Interest Payment Dates:	Semi-annually on January 21 and July 21, commencing July 21, 2011

Day Count Fraction:	30 / 360 unadjusted

Price to Public:	99.921%

Benchmark Treasury:	2.125% due December 31, 2015

Benchmark Treasury Price/ Yield:	101-03 / 1.893%

Spread to Benchmark Treasury:	+ 300bps

Yield to Maturity:	4.893%

Underwriting Commissions:	0.35% ($3.50) per Senior Note

Net Proceeds:	$2,240,347,500

CUSIP / ISIN:	539473 AG3 / US539473AG31

Expected Listing:	New York Stock Exchange

Denomination:	$1,000 x $1,000

Expected Ratings*:	Aa3 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services AA- (stable) by Fitch Ratings

Joint Book Runners and Joint Lead Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Lead Manager:	Lloyds TSB Bank plc

$2,500,000,000 6.375% Notes due 2021:

Issuer:	Lloyds TSB Bank plc

Guarantor:	Lloyds Banking Group plc

Format/Ranking:	SEC Registered Global Notes – Fixed Rate Senior Unsecured

Principal Amount:	$2,500,000,000

Pricing Date:	January 13, 2011

Expected Settlement Date:	January 21, 2011 (T+5)

Maturity Date:	January 21, 2021

Coupon:	6.375%

Interest Payment Dates:	Semi-annually on January 21 and July 21, commencing July 21, 2011

Day Count Fraction:	30 / 360 unadjusted

Price to Public:	99.701%

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Price/ Yield:	94-14 / 3.291%

Spread to Benchmark Treasury:	+ 312.5bps

Yield to Maturity:	6.416%

Underwriting Commissions:	0.45% ($4.50) per Senior Note

Net Proceeds:	$2,481,275,000

CUSIP / ISIN:	539473 AH1/ US539473AH14

Expected Listing:	New York Stock Exchange

Denomination:	$1,000 x $1,000

Expected Ratings*:	Aa3 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services AA- (stable) by Fitch Ratings

Joint Book Runners and Joint Lead Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Lead Manager:	Lloyds TSB Bank plc

*  Note:   A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds TSB Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds TSB Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds TSB Bank plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Lloyds Banking Group plc and Lloyds TSB Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital toll-free at (888) 603-5847, Goldman, Sachs & Co. toll-free at (866) 471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

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